Important proxy voting information
                for the Shareholders Meeting for May 7, 2001

                Paul Mueller Company (NASDAQ: MUEL)


April 24, 2001

Dear Fellow Shareholder:

There are several points the Sheet Metal Workers Local 208 would like to bring to your attention prior to the shareholders meeting on May 7, 2001.

Last year, following the shareholders meeting, Don Golik, the Company's Chief Financial Officer, was quoted in the Springfield News-Leader as saying, "We (management) feel that we have a lot of smaller shareholders that are not as sophisticated as larger institutional investors." This was his explanation for the reason why last year's poison pill proposal failed. This is an insult to your intelligence!

In 1991 the board of directors adopted a poison pill without a shareholder vote. That pill expired three months ago on January 29, 2001. Rather than wait until the upcoming shareholders meeting on May 7 and let you vote on whether to have a pill, the current directors imposed a new pill. Shouldn't shareholders have final say over whether their company has a poison pill? That is all this year's proposal would require.

A "poison pill" consists of a plan under which anyone's attempt to buy more than a certain percentage of the Company's stock without Board approval triggers a right in all other shareholders to buy shares at a discount, thus diluting the purchaser's stock. The practical effect of such a plan is to force someone interested in buying a large block of stock to get permission from the directors. Such a plan represents Board interference in your ability to decide when and to whom to sell your stock. Realizing this, the largest institutional shareholders voted in favor of eliminating the poison pill last year.

A pill opens the door to directors using their veto power to keep themselves or management friends from losing their positions.
The temptation offered by a pill should be eliminated. At this year's shareholders meeting, you have a second chance to vote against the pill imposed by the board of directors.

With respect to the Company's board of directors, corporate governance experts believe a majority of independent directors is better than a majority of inside directors. Up for reelection this year is David T. Moore, the 29-year old grandson of Paul Mueller. He was first elected in 1997 at age 25, is not employed by the Company and has no experience in the Company's business. There is no evidence to believe that he is the "heir apparent." His presence on the 7-member board gives the inside directors the majority they desire.

We have located an excellent alternative candidate for shareholders. He is Jay E. Sushelsky, a business attorney with more than 18 years experience representing primarily small businesses. He has no prior dealings with Local 208, and has never represented a union. In fact, as an attorney he has represented clients in suits against unions. Mr. Sushelsky has given no indication to Local 208 what he would do with respect to any particular employee issues. Instead, he will bring greater independence to the board of directors which we believe will benefit both employees and shareholders.

Management has tried to make you think that our proxy solicitation is just a bargaining tactic for the sake of contract negotiations. However, Local 208 ratified the Company's last offer on April 7, 2001. A new 3-year collective bargaining agreement is now in effect. Management's attacks on our motives are unfounded and irrelevant.

Accordingly, we urge you to vote FOR Jay E. Sushelsky as a director and to vote FOR our proposal requiring shareholder approval before a poison pill continues in effect. If you have already signed and returned a proxy card sent to you by the Company, you may revoke your previously signed proxy by simply signing and returning our proxy card, with a later date, in the enclosed envelope. If you have any questions, feel free to call 1-800-457-7694.